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                                                                     EXHIBIT 3.1


                            ARTICLES OF INCORPORATION
                                       OF
                           TEXAS STANDARD OIL COMPANY

         The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Texas Business Corporation Act, hereby adopts the following Articles of Incorporation for such corporation:

                                    ARTICLE I

         The name of the corporation is TEXAS STANDARD OIL COMPANY.

                                   ARTICLE II

         The period of its duration is perpetual.

                                   ARTICLE III

         The purpose or purposes for which the corporation is organized are:

                  In general, to transact any or all lawful business for which corporations may be organized under the Texas Business Corporation Act.

                                   ARTICLE IV

         The aggregate number of shares which the corporation shall have authority to issue is One Hundred Million (100,000,000) shares of common stock of the par value of one cent ($0.01) each. The corporation shall have the authority to purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor.

         At each election for directors each shareholder entitled to vote at such election shall not have the right to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by his shares shall equal, nor by distributing such votes on the same principle among any number of such candidates.
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         No holder of securities of the corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any securities of the corporation now or hereafter authorized to be issued, or securities held in the treasury of the corporation, whether issued or sold for cash or other consideration or as a dividend or otherwise. Any such securities may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.

                                    ARTICLE V

         Special meetings of shareholders may be called by the holders of ten percent of all shares entitled to vote at the proposed special meeting.

                                   ARTICLE VI

         The corporation will not commence business until it has received for the issuance of its shares consideration at least equal to the par value of such shares issued, consisting of any tangible or intangible benefit to the corporation or other property of any kind or nature, including cash, promissory notes, services performed, contracts for services to be performed, other securities of the corporation, or securities of any other corporation, domestic or foreign, or other entity.

                                   ARTICLE VII

         The street address of the corporation's initial registered office is 6371 Richmond Ave., Suite 100, Houston, Texas 77057 and the name of its initial registered agent at such address is Timothy M. Roberson.


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                                  ARTICLE VIII

         The number of directors constituting the initial board of directors is one (1) and the name and address of the person who is to serve as director until the first annual meeting of the shareholders or until his successors are elected and qualify is:

                  Name                               Address
                 -----                               -------
         Timothy M. Roberson              6371 Richmond Ave., Suite 100
                                          Houston, Texas 77057


                                   ARTICLE IX

         The name and address of the incorporator is:

                  Name                               Address
                  ----                               -------
         Timothy M. Roberson              6371 Richmond Ave., Suite 100
                                          Houston, Texas  77057


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                                    ARTICLE X

         No director of the corporation shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director occurring after August 31, 1987, except for liability
(i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director received an improper benefit, whether or not the benefit resulted from an act taken within the scope of the director's office, (iv) for acts or omissions for which the liability of a director is expressly provided by statute, or (v) for acts related to an unlawful stock repurchase or payment of a dividend. Any repeal or amendment of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or amendment. In addition to the circumstances in which a director of the corporation is not personally liable as set forth in the preceding sentences, a director shall not be liable to the fullest extent permitted by any amendment to the Texas statutes hereafter enacted that further limits the liability of a director.

         IN WITNESS WHEREOF, I have hereunto set my hand this 27th day of March, 2001.

                                      /s/ TIMOTHY M. ROBERSON
                                          --------------------------------------
                                          Timothy M. Roberson
                                          Incorporator


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